Exhibit 8.1
List of Subsidiaries of SK Telecom Co., Ltd.
(As of December 31, 2008)

Subsidiary Name	Jurisdiction of Incorporation
SK Broadband Co., Ltd.	Korea
SK Communications Co., Ltd.	Korea
SK Telink Co., Ltd.	Korea
SK Wyverns Baseball Club Co., Ltd.	Korea
PAXNet Co., Ltd.	Korea
F&U Credit information Co., Ltd.	Korea
Loen Entertainment, Inc.	Korea
TU Media Corp.	Korea
IHQ, Inc.	Korea
Ntreev Soft Co., Ltd.	Korea
Commerce Planet Co., Ltd.	Korea
The First Music Investment Fund of SK-PVC	Korea
The Second Music Investment Fund of SK-PVC	Korea
SK-KTB Music Investment Fund	Korea
IMM Cinema Fund	Korea
Michigan Global Cinema Fund	Korea
SK i-media Co., Ltd.	Korea
CU Media, Inc.	Korea
Konan Technology Co., Ltd.	Korea
Broadband Media Co., Ltd.	Korea
HanaroDream Incorporated	Korea
Broadband D&M Co., Ltd.	Korea
Broadband CS Co., Ltd.	Korea
Etoos Co., Ltd.	Korea
K-net Culture and Contents Venture Fund	Korea
Benex Digital Cultural Contents Fund	Korea
Benex Focus Limited Partnership II	Korea
Open Innovation Fund	Korea
SK Telecom China Co., Ltd.	China
ULand Company Limited	China (Hong Kong)
SKT Vietnam Pte., Ltd.	Singapore
SKT Americas, Inc.	United States
SK Telecom Advanced Tech & Service Center	China
Cyworld China Holdings Limited	China (Hong Kong)
SK Telecom China Holdings Co., Ltd.	China